Exhibit 10.5

PROMISSORY NOTE

Community First Bank Loan # 501751

THIS PROMISSORY NOTE (this “Note”) is dated as of February 1, 2022. In this Note:

●	The “Face Amount” of this Note is $5,250,000.00.

●	Collectively referred to as the “Borrower” herein, are Ballantyne Strong, Inc., a Delaware corporation whose address for notice purposes is 4201 Congress Street, Suite 175, Charlotte, NC 28209; and Digital Ignition, LLC, a Georgia limited liability company whose address for notice purposes hereunder is 190 Bluegrass Valley Parkway, Alpharetta, GA 30005.

●	The “Lender” is Community First Bank, a state chartered bank. Lender’s address for notice purposes is 800 East Arrowood Road, Charlotte, NC 28217, or at such other place as the holder hereof may from time to time designate in writing.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender, in collected funds or U.S. legal tender, the sum specified above as the Face Amount of this Note, together with interest accrued from the date hereof on the unpaid principal balance at the interest rate or rates per annum specified below, until paid in full. Borrower also promises to pay (i) late charges, prepayment penalties, and other fees and charges as specified herein, and (ii) the cost of all fees paid or to be paid to public officials for recording, perfecting, maintaining, canceling and/or releasing any security interest in any Collateral securing this Note. Interest is to be accrued and principal and interest are to be paid as follows:

1.	INTEREST RATE. Unless and until a “default rate” described in section 5 below applies, interest shall accrue on the outstanding principal balance at the simple, fixed interest rate of 4.00%.

All interest on this Note will be calculated on an “actual/360” daily simple interest basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. This interest calculation method results in a higher effective interest rate than the stated numeric interest rate.

2.	PAYMENT TERMS. This Note will mature on February 1, 2027 (“Maturity”), at which time the unpaid principal balance, all accrued but unpaid interest, and all other sums payable under this Note that have not been paid shall be due and payable in full in a single balloon payment. Prior to Maturity, the outstanding principal balance and accrued interest shall be payable in monthly amortizing payments in the amount of $31,972.61 each, the first such payment being due and payable on March 1, 2022, with subsequent payments being due and payable on the 26th day of each calendar month thereafter until Maturity or until this Note is paid in full, whichever first occurs. The periodic payment amount specified includes principal and interest, and has been calculated based upon a 240 month amortization schedule.

3.	LATE CHARGE. Borrower will pay a late charge of four percent (4%) of the unpaid portion of any payment past due for 15 days or more.

4.	RETURNED CHECK FEE. Borrower will pay a $25.00 processing fee to Lender each time a check, preauthorized charge or other form of remittance given for payment on this Note is dishonored or returned unpaid.

5.	INTEREST AFTER DEFAULT. After an event of default occurs (including failure to pay at Maturity), Lender may, at its option, increase the interest rate on this Note to eight percent per annum (8.0%). However, (a) Lender will not increase the interest rate to the default rate if doing so is prohibited by applicable law; and (c) Lender will not increase the interest rate to the default rate without first giving Borrower at least 10 days prior written notice of the occurrence of the event of default and of Lender’s intent to increase the interest rate pursuant to this provision, during which 10-day period Borrower may cure the default and thereby avoid an increase in the interest rate to a default rate. To the extent permitted by applicable law, the interest rate provided for in this Note (including any default rate then in effect) or the legal rate of interest on judgments, whichever is greater, shall apply to any indebtedness due following the entry of a judgment relating to the collection of this Note. Notwithstanding, if Borrower cures the event of default, the interest rate will revert to the rate described in Section 1 above.

6.	VARIABLE RATE/NEGATIVE AMORTIZATION. If the interest rate increases during the term of this Note and/or any fixed payment amount required to be paid by the terms of this Note is at any time insufficient to pay the periodic accrual of interest, Lender may (a) increase the amount of the periodic payments to have the loan fully amortized at Maturity, (b) increase the amount of the periodic payments as necessary to pay all accruals of interest for the current period and from previous periods to avoid negative amortization and/or minimize the impact of negative amortization, (c) extend the Maturity and require additional supplemental periodic payments, (d) require the resulting increase to be paid at Maturity, or (e) select or designate any combination of the foregoing, all in Lender’s discretion as determined from time to time by Lender.

7.	PREPAYMENT.

(a)	This Note may be prepaid in part or in full at any time. However, upon prepayment of this Note, Borrower agrees to pay a prepayment penalty equal to (i) 3% of all Excess Payments made during any Billing Cycle that occurs within two years after the date of this Note, (ii) 2% of all Excess Payments made during any Billing Cycle that occurs more than two years but within four years after the date of this Note, and (iii) 1% of all Excess Payments made during any Billing Cycle that occurs more than four years but within five years after the date of this Note. Lender may waive or forego its right to assess and collect a prepayment penalty on one or more occasions without thereby waiving or foregoing its right to assess and collect a prepayment penalty on future occasions. For purposes of this prepayment penalty provision, (i) a “Billing Cycle” is the period of time extending from the date a regularly scheduled payment (whether of principal, interest, or principal and interest) is due and payable under the terms of this Note, to and including the date the next ensuing regularly scheduled payment (whether of principal, interest, or principal and interest) is due and payable under the terms of this Note; (ii) if this Note is paid in full during a Billing Cycle, then all payments of principal made during that Billing Cycle shall be considered “Excess Payments” for purposes of calculating the prepayment penalty; and (iii) all payments made during a Billing Cycle in which this Note is not paid in full are considered “Excess Payments” for purposes of calculating the prepayment penalty to the extent they exceed, in the aggregate, the sum of (a) all unpaid sums owing from prior Billing Cycles (plus any late charges relating thereto), plus (b) twice the amount of the next ensuing regularly scheduled payment (whether of principal, interest, or principal and interest).

(b)	A partial prepayment of this Note will not, unless permitted by Lender, relieve Borrower of Borrower’s obligation to continue making payments as and when due under the terms of this Note. Except as otherwise required by applicable law, all loan fees and other prepaid finance charges are earned fully as of the date of this Note and will not be subject to refund upon early payment (whether voluntary or as a result of a default).

8.	PAYMENTS.

(a)	Unless otherwise noted, each consecutive payment is due on the same day of the calendar period specified.

(b)	Lender shall apply payments to this Note as of the business day Lender receives U.S. legal tender or collected funds. U.S. legal tender shall be deemed received on the business day it is in fact received by Lender. Collected funds shall be deemed received on the business day the funds are cleared or otherwise irrevocably available to Lender. “Business day” shall mean the business day for Lender’s transactions between the applicable cut-off times on consecutive banking days.

(c)	Any item delivered to Lender as payment hereunder which is returned or charged back to Lender shall be considered as not having been received by Lender.

(d)	Payments received will be applied to the following in the order specified: (i) unpaid interest accrued to the date of payment or the date payment is due (at Lender’s option); (ii) the unpaid principal component of any payment then due; (iii) unpaid late charges, returned check fees, prepayment penalties, collection costs, and other charges then due; and (iv) the unpaid principal balance. Applying payments in the foregoing manner, Lender may, at its option, satisfy sums owing in the order in which they were billed, assessed, charged, or accrued.

(e)	Borrower agrees not to send Lender payments marked “Paid in Full,” “Without Recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further sums owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: COMMUNITY FIRST BANK, at the address provided at the outset of this Note.

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9.	WAIVERS. Except as expressly provided in this Note or the Loan Documents, to the extent permitted by law, each obligor on this Note (whether a Borrower, maker, accommodation maker, guarantor, or endorser) hereby (a) waives notice of delinquency, notice of default, notice of intent to accelerate, notice of acceleration, demand for payment, presentment for payment, notice of protest, protest, notice of nonpayment, and notice of dishonor; (b) agrees that any extension of time for the payment of this Note shall not release or reduce the liability of any obligor, and further waives all notice of each such extension; (c) waives the benefits of any statutory or common law provision limiting the liability of, or requiring the discharge or exoneration of, a guarantor or surety, and all benefits, claims, rights and defenses based on the law of suretyship or impairment of collateral, including any benefits, claims, rights or defenses any obligor may have pursuant to § 25-3-419, § 25-3-605 or Chapter 26 of the North Carolina General Statutes, as amended from time to time, and the corresponding provisions of federal laws; (d) waives the benefits of any statutory or common law provision that releases, discharges, or limits the liability of a remaining obligor following the release of a co-obligor; (e) waives any homestead or exemption laws and any rights thereunder with respect to any Collateral taken as security for repayment of this Note; (f) waives the benefits of any legal or equitable doctrine or principle of marshalling; (g) waives the benefits of any statutory or common law provision limiting the right of Lender to recover a deficiency judgment or otherwise proceed against any obligor after the foreclosure, sale or other disposition of any security for this Note; and (h) agrees that none of the following shall release or reduce the liability of any obligor in any manner whatsoever: (i) the release of any one or more of the obligors or any settlement or compromise with any one or more of the obligors with respect to this Note, any Security Instrument or any of the other Loan Documents; (ii) the taking or compromise, modification, substitution, exchange, impairment, waiver, release or surrender of any Collateral or Security Instrument taken as security for this Note or for performance under any Security Instrument or any of the other Loan Documents; or (iii) the amendment, modification, extension, renewal, increase, or consolidation of this Note, any Security Instrument or any of the other Loan Documents, and each obligor waives notice of each such release, settlement, compromise, taking, substitution, exchange, impairment, waiver, surrender, amendment, modification, extension, renewal, increase, or consolidation. Lender shall have no duty whatsoever to monitor or verify the use of the proceeds of this Note or to ensure or verify that any loan proceeds are used for the purpose described in any of the Loan Documents. Each obligor hereby waives and agrees not to assert against Lender any claim or defense whatsoever based on (a) the actual use of loan proceeds, (b) the failure of any loan proceeds to be used for any purpose described in any of the Loan Documents, and/or (c) Lender’s knowledge that loan proceeds were not used for the purpose described in any of the Loan Documents. Lender may delay or forego enforcing any of its rights or remedies under this Note without being deemed to have waived or forfeited such rights.

10.	EVENTS OF DEFAULT. This Note, each Security Instrument and the other Loan Documents shall be in default upon the happening of any of the following “events of default”:

(a)	Any payment is not made within 10 days after due according to the terms of this Note;

(b)	Default in the performance of any obligation, covenant or condition contained in, or the occurrence of any other event of default under, this Note, the Loan Agreement, any Security Instrument or any of the other Loan Documents;

(c)	Default by any obligor under any other note, obligation or indebtedness owed to Lender (whether such note, obligation or indebtedness now exists or is hereafter made), or default in any obligation or instrument securing any such note, obligation or indebtedness;

(c)	Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrower or any guarantor in connection with this loan transaction, or to induce Lender to make this loan, is false or misleading in any material respect either now or at the time made or furnished;

(e)	The death, dissolution, business failure, liquidation, or termination of existence of Borrower or any guarantor;

(f)	The corporate or legal existence of Borrower or any guarantor is terminated or suspended, or Borrower or any guarantor fails to maintain its corporate or legal existence in good standing;

(g)	Any guarantor disputes the validity of, or guarantor’s liability under, any guaranty of this Note, or any guarantor revokes or attempts to revoke the guarantor’s prospective liability under any guaranty of this Note for future advances or obligations;

(h)	The sale, transfer or conveyance without Lender’s prior written consent of more than 25% of the voting stock, partnership interests or limited liability company interests, as the case may be, of Borrower or any guarantor that is a corporation (other than a publicly traded corporation), partnership, limited partnership or limited liability company;

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(i)	Any voluntary or involuntary bankruptcy, reorganization, insolvency proceeding, receivership, or other similar proceeding is commenced by or against Borrower or any guarantor as debtor under any federal or state law, or Borrower or any guarantor becomes insolvent, makes any assignment for the benefit of creditors, or conveys substantially all of its assets;

(j)	The entry of any final monetary judgment or the assessment and/or filing of any tax lien against Borrower or any guarantor that is not satisfied, released or discharged within 30 days of entry; or

(k)	The issuance of any writ of garnishment, attachment, levy, seizure order, or forfeiture order against any property of, debts due, or rights of Borrower or any guarantor, including the commencement of any action or proceeding to seize monies of Borrower or any guarantor on deposit in any account with Lender.

If an event of default occurs, Lender shall not be further obligated to advance loan proceeds.

11.	NOTICE OF DEFAULT AND RIGHT TO CURE. Except as provided in this section, if an event of default is curable and no notice has been previously given by Lender of the same or any other event of default within the preceding 12 months, Borrower shall have 30 days following Lender’s giving of written notice of default within which to cure the default before Lender may require the immediate payment of this Note in full. If the default is curable but cannot reasonably be cured within the 30-day cure period, and if Borrower commences to cure the default during the 30-day cure period and diligently proceeds thereafter to cure such default, then the cure period shall be extended for a reasonable time not to exceed an additional 30 days (for a total of 60 days) in order to provide Borrower the opportunity to cure the default. However, Borrower shall not be entitled to notice of default or the opportunity to cure a default if Lender has previously given notice of a default within the preceding 12 months or if the default occurs because of (a) a failure to pay any payment of principal or interest or any other amount as and when due under the terms of this Note, (b) the commencement by any Borrower of any proceeding for protection under any bankruptcy or insolvency laws, (c) a failure to maintain in continuous full force and effect any required insurance on Collateral, or (d) the occurrence of any waste or any uninsured damage or injury to any Collateral that substantially reduces the value of the Collateral, or the immediate threat of such waste or uninsured damage or injury. Lender’s notice of default shall be given in writing and shall be deemed given when (a) mailed by first class or certified mail to Borrower at an address Lender has for Borrower in Lender’s records, or (b) when actually received by Borrower, whichever first occurs. The provisions of this section are in addition to and do not supersede or limit the application of any controlling provisions of the law of the State of North Carolina concerning notice of default, the right to cure, or the right to reinstate, and nothing in this Note shall be deemed a waiver of those provisions; provided, however, that the provisions of this section and any such North Carolina law shall run concurrently.

Notwithstanding any rights Borrower may have to notice of default and opportunity to cure, Lender will have no obligation to advance funds under this Note if: (a) Borrower is in default under the terms of this Note or any agreement that Borrower has with Lender, including any agreement made in connection with the signing of this Note, (b) any instrument securing repayment of this Note is in default, (c) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note, or (d) Borrower has applied funds advanced pursuant to this Note for purposes other than those authorized by Lender.

12.	ACCELERATION. If (a) an event of default occurs and Borrower is not entitled under the preceding section to notice of default and the opportunity to cure, or (b) an event of default occurs and the default is not cured during any applicable cure period following the giving of any required notice of default, then this Note shall, at Lender’s option, become due and payable in full without demand or notice of any kind. In addition, if Lender has the right to accelerate this Note under the provisions of any Security Instrument as a result of Collateral being sold, transferred, conveyed or encumbered, Lender shall not be further obligated to advance loan proceeds and this Note shall, at Lender’s option following the giving of any required notice and opportunity to cure, become due and payable in full without further demand or notice of any kind. Lender’s failure to exercise any of the foregoing options shall not constitute a waiver of the right to exercise such options. Waiver by Lender of any default or right to accelerate shall not operate as a waiver of any other default or right to accelerate or of the same default or right to accelerate on a future occasion. Except to the extent North Carolina law permits a default to be cured and the obligation evidenced by this Note reinstated as though no acceleration had occurred, acceptance by Lender of payment of less than the entire unpaid balance after acceleration of this Note shall not cure a default or waive an acceleration, and Lender shall be entitled to proceed with its rights and remedies as note holder (and as secured party, if applicable). If an event of default occurs or this Note is accelerated, interest shall continue to accrue on the unpaid balance.

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13.	COLLECTION COSTS/ATTORNEYS’ FEES. To the extent permitted by applicable law, Borrower promises to pay to Lender all of Lender’s reasonable collection costs and expenses actually incurred, including, but not limited to, (a) court costs; (b) Lender’s reasonable attorneys’ fees actually incurred if this Note is referred for collection to an attorney who is not a salaried employee of Lender, whether or not there is a lawsuit; and (c) expenses incurred to (i) trace and/or locate any obligor; (ii) collect this Note in whole or in part and, where applicable, reinstate the loan; (iii) trace, locate, recover, repossess, transport, store, hold, and assess any Collateral (including environmental assessments and appraisal expenses); and (iv) protect Collateral and Lender’s interest in the Collateral, including the cost of any bonds. Attorneys’ fees recoverable under this section include, but are not limited to, attorneys’ fees at trial, for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and on appeal. Costs and expenses recoverable by Lender under this section shall include sums that may not be taxable as court costs, including, without limitation, all costs and expenses incident to appellate, bankruptcy, post-judgment and alternative dispute resolution proceedings. Borrower shall be liable for the payment of all such costs and expenses as an additional obligation under this Note. All such costs and expenses shall be due and payable to Lender immediately upon Lender’s payment of the same, may be added to the principal balance due and, to the extent permitted by law, shall bear interest at the rate specified in this Note. The repayment of such costs and expenses shall be secured by all Collateral and by each Security Instrument. Lender shall have no duty to release Collateral until all such costs and expenses, in addition to all other obligations secured by the Collateral, are paid in full.

14.	LOAN AGREEMENT. This Note is subject to that Commercial Loan Agreement between Borrower and Lender dated as February 1, 2022 (the “Loan Agreement”), the terms and conditions of which are incorporated herein by reference. The occurrence of an Event of Default under the Loan Agreement shall constitute an additional “event of default” under the terms of this Note. If the terms of the Note conflict with the terms of the Loan Agreement, the terms of this Note shall control.

15.	SETOFF. Lender has the right of setoff provided by law and/or as provided by any deposit account agreement or other agreement any obligor has or may hereafter have with Lender. Following and during the continuance of any event of default, Lender may exercise its right of setoff against all accounts, deposits, monies, securities and other property of each obligor now or hereafter in Lender’s possession or on deposit with Lender, whether held in general or special accounts or deposits, whether held alone or jointly with others and whether held for safekeeping or otherwise. However, Lender may not exercise a right of setoff against IRA, Keogh, agency, fiduciary or trust accounts. Lender may exercise its right of setoff without demand upon or notice to any obligor.

16.	MISCELLANEOUS. The proceeds of this Note shall be used solely for business, commercial, or agricultural purposes and not for any personal, family, or household use. Lender may delay or forego enforcing any of its rights or remedies under this Note without being deemed to have waived or forfeited them. No waivers or modifications of the terms of this Note shall be valid unless they are reduced to writing and duly executed by the party to be charged therewith. This Note, each Security Instrument and all other Loan Documents shall be binding upon each obligor and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns. This Note and all guaranties and endorsements of this Note shall be deemed to have been made under and shall be governed by federal law and, except to the extent preempted by federal law, by the laws of the State of North Carolina in all respects, including matters of construction, validity and performance, but without giving effect to those principles of conflict of laws that might otherwise require the application of the laws of another jurisdiction. Any action, suit or proceeding relating to this Note or any guaranty or endorsement of this Note may be instituted and prosecuted in the state or federal courts of the State of North Carolina, Buncombe County, in Lender’s sole discretion, and each obligor waives any and all defenses relating to the jurisdiction and venue of such courts. Any photocopy, microfilm, microfiche or optical image of this Note may be presented as evidence in lieu of the original in any legal proceeding to enforce the terms of this Note and shall have the same validity as the original. Lender may sell, transfer, assign, or grant participations in all or any part of this Note, and in connection therewith disclose information (including financial information) relating to each obligor.

17.	DEFINITION OF TERMS. As used herein, (a) “Borrower” means each person or entity that signs this Note as a maker or borrower, jointly and severally liable hereunder; (b) “guarantor” means each guarantor who guarantees the payment of all or any portion of this Note; (c) “obligor” means each Borrower, maker, guarantor, endorser, and surety of all or any portion of this Note; (d) this “Note” refers to this instrument, each related addendum, and the indebtedness evidenced by this instrument; (e) “Security Instrument” includes each and every pledge, assignment, security agreement, guaranty, mortgage, deed to secure debt, deed of trust, hypothecation, or other security instrument or arrangement given to secure repayment of all or any portion of this Note or performance under any of the Loan Documents, whether now existing or hereafter arising; (f) “Collateral” means any collateral that secures repayment of this Note; (g) “Loan Documents” include all documents executed and delivered in connection with the loan transaction evidenced by this Note (including this Note, each Security Instrument, the Loan Agreement, any other loan agreements between Borrower and Lender, and all loan application documents), whether now existing or hereafter arising; and (h) “Lender” means Community First Bank, and its successors and assigns. The terms “Note,” “Security Instrument,” “Loan Agreement,” and “Loan Documents” include all amendments, modifications, extensions and renewals thereof. If the terms of any related loan commitment letter or any of the Loan Documents conflict with the terms of this Note, the terms of this Note shall control.

18.	LOAN ORIGINATION FEE. A Loan Origination Fee in the aggregate amount of $52,500.00, is due and payable to Lender upon the signing of this Note.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by a person or persons duly authorized, all as of the date of this Note.

BALLANTYNE STRONG, INC.
a Delaware corporation [SEAL]

By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer

DIGITAL IGNITION, LLC.
a Georgia limited liability company [SEAL]

By:	/s/ Todd Major	(SEAL)
Todd Major, Manager

By:	/s/ Mark Roberson	(SEAL)
Mark Roberson, Manager

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